UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 5, 2010

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
(Exact Name of Registrant as Specified in Charter)

Bermuda	001-32938	98-0481737
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
27 Richmond Road
Pembroke HM 08, Bermuda
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (441) 278-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On November 5, 2010, Allied World Assurance Company Holdings, Ltd entered into a repurchase agreement with certain GS Capital Partners and other investment funds, which are affiliates of The Goldman Sachs Group, Inc. and founding shareholders of Allied World, to repurchase the remainder of Allied World securities held by such affiliates. These securities consist of 3,159,793 common shares and warrants to purchase an additional 1,500,000 common shares. The aggregate repurchase price for these securities will be $222.6 million, of which $185.4 million will be for the repurchase of the common shares and $37.2 million will be for the repurchase of the warrants. The repurchase price per common share is based on and reflects a 0.5% discount from the volume-weighted average trading price of the company’s common shares on November 5, 2010. The repurchase price per common share underlying the warrants is equal to the volume-weighted average trading price of the company’s common shares on November 5, 2010, less the exercise price for such warrants, which is $34.20 per share, plus $0.01 per share. The repurchase of the common shares represents approximately 7.5% of the total common shares outstanding as of September 30, 2010.
          Subject to the satisfaction of certain conditions, the repurchase is expected to close on November 16, 2010. The repurchase will be executed separately from the company’s $500 million share repurchase program that was authorized by its Board of Directors in May 2010. Under the terms of the repurchase agreement, the company will have the right to terminate its repurchase obligation, without incurring any fees or penalties, under certain limited circumstances.
          The related press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibit
Number	Description

99.1	Press release, dated November 6, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

Dated: November 8, 2010	By:	/s/ Wesley D. Dupont
	Name:	Wesley D. Dupont
	Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release, dated November 6, 2010.